Exhibit 5.1

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                                MACDONALD TUSKEY
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                        CORPORATE AND SECURITIES LAWYERS



Suite 1210, 777 Hornby Street                          Telephone: (604) 689-1022
Vancouver, B.C.                                        Facsimile: (604) 681-4760
V6Z 1S4 CANADA                                         Email: info@wlmlaw.ca

Our File No. 0814-1 / WLM9822

October 10, 2008

Ameriwest Minerals Corp.
5135 Camino al Norte Rd., Suite 250
North Las Vegas NV 89031

Dear Sirs:

Re: Common Stock of Ameriwest Minerals Corp. Registered on Form S-1, filed on October 14, 2008

We have acted as counsel to Ameriwest Minerals Corp. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on October 14, 2008, of a registration statement on Form S-1 (the "Registration Statement") under the SECURITIES ACT OF 1933, as amended (the "Securities Act") of 3,250,000 shares of the Company's common stock (the "Registered Shares") for resale by certain selling shareholders named in the Registration Statement.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares were duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                      Yours truly,


                                      /s/ W.L. MACDONALD LAW CORPORATION
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                                          W.L. MACDONALD LAW CORPORATION